 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 30, 2010

Forward Industries, Inc.

(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Green Road, Suite E Pompano Beach, FL	33064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(954) 419-9544

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(D)   ELECTION OF DIRECTORS

In connection with the Settlement Agreement, dated as of August 10, 2010, between the Company and LaGrange Capital Partners, L.P. and certain affiliates in our current report on Form 8-k filed with the commission on August 16, 2010, on Monday, August 30, 2010, the Board of Directors confirmed (i) the election of Frank LaGrange Johnson, Stephen L. Key and Owen P.J. King to the board as non-executive directors, with Mr. Frank Johnson serving as chairman, and (ii) the appointment of Mr. Key to serve as a member of  the Audit Committee and Compensation Committee of the Board, and Mr. King to serve as a member of  the Compensation Committee, and Nominating and Governance Committee of the Board. Mr. King was also appointed Chair of the Nominating and Governance Committee.

ITEM 5.02(E)  CERTAIN COMPENSATORY ARRANGEMENTS

On Monday, August 30, 2010, the Compensation Committee of the Company’s Board of Directors approved the grant of awards of options to purchase 10,000 shares of the Company’s common stock to each of the Company’s newly appointed non-executive directors, Messrs. Frank Johnson, Key, and King, or 30,000 shares in the aggregate. These awards have a grant date of September 1, 2010, and vest one year from the grant date, or August 31, 2011, subject to each grantee’s compliance with the service period.  The option exercise price will be equal to the closing bid price of the Company’s common stock on the Nasdaq SmallCap Market on the grant date.  These grants were approved by the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forward Industries Inc.,

By:

/s/ Brett M. Johnson

_______________________________________

Name Brett M. Johnson

Title: President (Principal Executive Officer)

Dated: September 2, 2010